Exhibit 99.1

Contact:	Stephen Kuchen, CFO (732) 739-2900, x603 skuchen@pacifichealthlabs.com

PacificHealth Laboratories Continues To Show Progress
On Path to Profitability

Cuts Third Quarter Loss by 50%

MATAWAN, NJ, October 27, 2010 – PacificHealth Laboratories, Inc. (OTCBB: PHLI), a leading sports nutrition company, today reported its financial results for the quarter and nine months ended September 30, 2010.

Third Quarter 2010 vs. Third Quarter 2009 Financial Results

Net loss for the third quarter of 2010 was reduced by 50% to $87,371, or $0.01 per basic and diluted share, compared to a net loss of $174,095, or $0.01 per basic and diluted share, for the same period in 2009. Sales and marketing expenses decreased $245,649, or 43%, in the third quarter of 2010 as compared to the same period in 2009. General and administrative (“G & A”) expenses decreased $171,319, or 21% in the third quarter of 2010 as compared to the same period in 2009. Included in G & A in the third quarter of 2010 and 2009 is approximately $89,000 and $25,000, respectively, paid to former CEO’s in the form of non-compete clauses pursuant to Separation Agreements. Had the Company not incurred these Separation expenses, the Company would have recorded a net income for the third quarter of 2010 of approximately $1,000, or $0.00 per share (non-GAAP measure) compared to a net loss for the third quarter of 2009 of approximately $150,000, or $0.01 per share (non-GAAP measure). Revenues decreased approximately 16% to $1,999,489 in the third quarter of 2010 compared to $2,376,291 for the same period in 2009. The decrease in revenues in the third quarter of 2010 as compared to the same period in 2009 is the result of a reduction in promotional sales-through to one of our major customers.

At September 30, 2010, the Company had cash, cash equivalents, and other short-term investments of $578,000 compared to $456,000 at December 31, 2009.

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Fred Duffner, President and Chief Executive Officer of PacificHealth Laboratories, said, “The challenges of the third quarter are reflective of the changes we need to make and have begun to implement. We have continued to take costs out of our G & A expenses as well as non-productive sales and marketing expenses. Much of the latter has been the result of discontinuing the high costs associated with marketing FORZE GPS™, our weight management brand in 2009. Our revenues are down due to the high reliance on customer promotional programs and timing.  Moving forward in 2011 our focus will be on driving consumption and revenues through advertising and supporting new sports nutrition products.”

Nine Months Ended September 30, 2010 vs. Nine Months Ended September 30, 2009

Net loss for the nine months ended September 30, 2010 was reduced by 61% to $219,876, or $0.01 per basic and diluted share, compared to a net loss of $566,638, or $0.04 per basic and diluted share, for the same period in 2009. Sales and marketing expenses decreased $432,314, or 32%, in the nine months ended September 30, 2010 as compared to the same period in 2009. G & A expenses decreased $314,227, or 13% in the nine months ended September 30, 2010 as compared to the same period in 2009. Included in G & A in the nine months ended September 30, 2010 and 2009 is approximately $262,000 and $172,000, respectively, paid to former CEO’s in the form of non-compete clauses pursuant to Separation Agreements. Had the Company not incurred these Separation expenses, the Company would have recorded net income for the nine months ended September 30, 2010 of approximately $42,000, or $0.00 per share (non-GAAP measure) compared to a net loss of approximately $395,000, or $0.03 per share (non-GAAP measure) for the same period in 2009. Revenues decreased approximately 9% to $6,204,060 in the nine months ended September 30, 2010 compared to $6,796,964 for the same period in 2009. The decrease in revenues in the nine months ended September 30, 2010 as compared to the same period in 2009 is the result of a reduction in promotional sales-through to one of our major customers in 2010 as well as a result of a change in estimate in 2009 relating to revenue recognition in connection with sales to another major customer, allowing the Company to recognize additional revenues of approximately $279,000 in the nine months ended September 30, 2009.

Mr. Duffner concluded, “2010 has been a challenging year for PHLI. We believe the changes we have begun to make this year will help to restore the company to profitable growth in 2011.  Our efforts this year have been on reducing costs and insuring we have the right infrastructure for the size of our business. As we move forward in 2011 we will continue to look at every dollar spent while investing in new sports nutrition products and consumer advertising to drive growth.”

About PacificHealth:

PacificHealth Laboratories, Inc. is an innovative and leading sports nutrition company that focuses on marketing, developing, and selling premium nutrition products to active consumers seeking to improve their health and performance. Our brands and nutrition tools consist of three discreet platforms: rehydration/energy, recovery, and optimal racing weight. To learn more, visit www.pacifichealthlabs.com.

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This press release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements."  These statements can be identified by introductory words such as "expects," "plans," "will," "estimates," "forecasts”, "projects," or words of similar meaning and by the fact they do not relate strictly to historical or current facts.  Forward-looking statements frequently are used in discussing new products and their potential.  Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not.  No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

SELECTED FINANCIAL DATA:

PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(UNAUDITED)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Revenues:
Net product sales	$1,999,489	$2,376,291	$6,204,060	$6,796,964

Cost of goods sold	1,123,711	1,170,550	3,369,381	3,564,018

Gross profit	875,778	1,205,741	2,834,679	3,232,946

Operating expenses:
Sales and marketing	324,056	569,705	908,403	1,340,717
General and administrative	637,654	808,973	2,146,247	2,460,474
	961,710	1,378,678	3,054,650	3,801,191

Loss before other (expense) income and provision for income taxes	(85,932)	(172,937)	(219,971)	(568,245)

Other (expense) income:
Other income	-	-	4,000	4,000
Interest income	286	343	791	3,445
Interest expense	(1,725)	(1,501)	(4,696)	(3,758)
	(1,439)	(1,158)	95	3,687

Loss before provision for income taxes	(87,371)	(174,095)	(219,876)	(564,558)

Provision for income taxes	-	-	-	2,080

Net loss	$(87,371)	$(174,095)	$(219,876)	$(566,638)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.04)

Weighted average common shares - basic and diluted	16,366,561	15,296,300	16,032,559	14,815,232

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PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$427,561	$281,159
Other short-term investments	150,000	175,000
Accounts receivable, net	753,934	763,288
Inventories	776,281	806,212
Prepaid expenses	102,021	92,702
Tax loss receivable	-	303,931
Total current assets	2,209,797	2,422,292

Property and equipment, net	63,192	110,904

Deposits	10,895	10,895

Total assets	$2,283,884	$2,544,091

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$75,000	$-
Notes payable	41,815	12,182
Accounts payable and accrued expenses	1,031,426	1,042,051
Deferred revenue	52,034	306,239
Total current liabilities	1,200,275	1,360,472

Stockholders' equity:
Common stock, $.0025 par value; authorized 50,000,000 shares; issued and outstanding: 16,485,257 and 15,624,017 shares, respectively	41,213	39,060
Additional paid-in capital	20,149,312	20,031,599
Accumulated deficit	(19,106,916)	(18,887,040)

	1,083,609	1,183,619

Total liabilities and stockholders' equity	$2,283,884	$2,544,091

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